Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Spansion Inc. for the registration of 11,402,557 shares of its Class A Common Stock and to the incorporation by reference therein of our report dated February 12, 2010, with respect to the consolidated financial statements of Spansion Inc. for the year ended December 27, 2009, included in its Annual Report (Form 10-K) for the year ended December 25, 2011, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California
March 9, 2012